UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2023

GLACIER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-208931	35-2539888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10390 Santa Monica Boulevard

Los Angeles, CA 90025

(310) 359-6791

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kevin Kwok as the Company’s Chief Financial Officer

Glacier Worldwide, Inc., (the “Company”) and Kevin Kwok entered into an employment agreement (the “Kwok Employment Agreement”), effective as of November 1, 2023 (the “Kwok Employment Agreement Effective Date”), pursuant to which Mr. Kwok will serve as Chief Financial Officer of the Company.

Kevin Kwok served as a Senior Manager at KPMG LLP (“KPMG”) from September 2011 until October 2023. During his tenure at KPMG, Mr. Kwok played a pivotal role in leading engagement teams responsible for auditing financial statements. Mr. Kwok is currently a licensed Certified Public Accountant. Mr. Kwok graduated with honors in 2011 with a Bachelor of Business Administration degree in Accounting and Finance from Hofstra University.

 Mr. Kwok has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Kwok and any other persons pursuant to which he was selected as a director.

Breyon Prescott, who had been serving as the Company’s Chief Executive Officer and Chief Financial Officer, resigned from the position of Chief Financial Officer effective upon the appointment of Mr. Kwok and continues to serve as the Company’s sole director and Chief Executive Officer.

Pursuant to the Kwok Employment Agreement, Mr. Kwok will be paid an annual base salary of $165,000, which shall be increased by no less than three (3%) percent effective April 1, 2025, and continuing each April 1 thereafter during the term of the Kwok Employment Agreement (the “Term”). In addition, Mr. Kwok is entitled to receive, subject to his continuing employment with the Company on the applicable date of the bonus payout, an annual target discretionary bonus of up to 20% of his annual base salary, payable at the discretion of the Chief Executive Officer of the Company based upon Mr. Kwok’s achievement of objectives and milestones to be determined on an annual basis by the Chief Executive Officer. Pursuant to the Kwok Employment Agreement, Mr. Kwok is also eligible to receive employee benefits as may be provided from time to time by the Company to its executives generally, and to receive paid time off annually.

Pursuant to the Kwok Employment Agreement, Mr. Kwok is to be granted a stock option providing Mr. Kwok with the option to purchase up to 7,000,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s Equity Incentive Plan. The Option shall be exercisable at a price of fifty cents ($0.50) per share (the price at which shares were most recently sold) for a period ending as of December 30, 2030; provided that the right to exercise the Option shall vest in equal increments of one million (1,000,000) shares on each April 1 and October 1 occurring during the Term, commencing on April 1, 2024, and terminating on October 1, 2027.

Pursuant to the Kwok Employment Agreement, Mr. Kwok agreed to be bound by certain confidentiality, non-compete and non-solicitation covenants contained therein.

The Kwok Employment Agreement became effective on the Kwok Employment Agreement Effective Date, contemplates at-will employment, and will continue unless and until the same is terminated by either party.

The foregoing description of the Kwok Employment Agreement is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Kwok Employment Agreement, effective as of November 1, 2023, by and between Kevin Kwok and Glacier Worldwide, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glacier Worldwide, Inc.

Date: November 6, 2023	By:	/s/ Breyon Prescott
Name: Breyon Prescott
Title: Chief Executive Officer

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